Exhibit 99.1

NEWS RELEASE

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Constellation Brands Elects Daniel J. McCarthy
of Frontier Communications Corporation to its
Board of Directors

VICTOR, N.Y., July 24, 2015 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that its board of directors increased the size of the board from nine to 10 members. In addition, the board elected Daniel J. McCarthy, 51, President and Chief Executive Officer of Frontier Communications Corporation, to serve as a member of the board, effective as of the close of business on July 22, 2015.
“We’re very pleased to welcome Daniel to the board of directors and believe his unique experience, leadership and strategic capabilities will strengthen our board considerations and decisions as we continue to grow as a total alcohol beverage supplier,” said Constellation’s Chairman of the Board, Richard Sands.
Since April 2015, McCarthy has served as president and chief executive officer of Frontier Communications Corporation, a communications company. Prior to his current appointment, he served as president and chief operating officer from April 2012 to April 2015. Before that role, McCarthy spent six years as executive vice president and chief operating officer. His other previous roles include senior vice president, field operations, and senior vice president, broadband operations. McCarthy began his career with Frontier Communications Corporation in 1990 and has held numerous positions of increasing responsibility within that company.

Also effective July 22, 2015, Jeananne K. Hauswald and Mark Zupan retired from the board. “Both Jeananne and Mark brought deep and practical knowledge and experience to the board, seeing the company through tremendous growth and change during their tenure. On behalf of the board of directors, I want to thank them for their many years of exemplary service and contributions,” said Sands.
Hauswald and Zupan each concluded their last term as director as of the company’s Annual Meeting of Stockholders on July 22, 2015.

About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2014, Constellation was one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine, selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 7,600 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

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